Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

ACCURAY INCORPORATED

Accuray Incorporated (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of Sections 103 and 151 the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations,  powers, preferences and rights and the qualifications, limitations or restrictions thereof, of Fifty-Five Thousand (55,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue Fifty-Five Thousand (55,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), which shall have the following designations, powers, preferences and rights:

1.

Ranking. The Series A Preferred Shares shall rank senior, prior and superior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and other capital stock of the Company shall be of junior rank to and subject to the preferences and relative rights of the Series A Preferred Shares. Capitalized terms not defined herein shall have the meaning as set forth in Section 23 below.

2.	Liquidation.

(a)

Preferential Payment to Holders. In the event of a Liquidation Event, holders of record of Series A Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon such Liquidation Event (such stock being referred to hereinafter collectively as “Junior Stock”), an amount per Series A Preferred Share equal to the greater of (i) 100% of the Accrued Value and (ii) the amount such Holder would have received in respect of such Series A Preferred Share had it been converted into Common Stock pursuant to Section 4 at the then applicable Conversion Rate (as defined in Section 4(b)) immediately prior to such event; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Series A Preferred Shares as to payments of the Liquidation Funds (such stock being referred to hereinafter collectively as “Pari Passu Stock”), if any, then each Holder and each holder of any such Pari Passu Stock shall receive a percentage of the Liquidation Funds equal to the full amount of the Liquidation Funds that would be payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of the Liquidation Funds that would be payable to all holders of Series A Preferred Shares and Pari Passu Stock if the Liquidation Funds were sufficient to pay the full amount due to the holders of Series A Preferred Shares and Pari Passu Stock.

(b)

Distribution of Remaining Assets. In the event of a Liquidation Event, after payment of all preferential amounts required to be paid to the Holders pursuant to Section 2(a), the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock in accordance with their respective rights and privileges.

3.	Dividends.

(a)

Accruing Dividends. From and after the first date of issuance of any Series A Preferred Shares (the “Issuance Date”), the Holders shall be entitled to receive a cumulative preferential dividend (the “Accruing Dividend”) on each Series A Preferred Share, accruing at the rate of eight percent (8%) per annum (the “Preferential Dividend Rate”) of the then-current Stated Value. The Accruing Dividend shall accrue daily from the Issuance Date but shall compound on a quarterly basis, to the extent not paid, on each Dividend Payment Date (i.e., no dividends shall accrue on unpaid dividends unless and until the first Dividend Payment Date for such unpaid dividends has passed), whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends but shall not be payable until legally permissible, as applicable.

(b)

Payment of Accruing Dividends. The Accruing Dividend shall be payable quarterly in arrears for the previous calendar quarter and, at the election of the Board, either (i) be paid in cash out of funds or property legally available therefor under Delaware law, or (ii) accrue and compound, in an amount equal to the Preferential Dividend Rate multiplied by the then-current Stated Value. As of 5:00 p.m., New York City time (the “Close of Business”) on each Dividend Payment Date, the dollar amount of the Accruing Dividend (regardless of whether or not declared) that has accumulated on the Series A Preferred Shares for the previous calendar quarter will, automatically and without any further action by the Company or the Holders, be added, effective immediately before the Close of Business on the related Dividend Payment Date, to the then-current Stated Value of each Series A Preferred Share outstanding as of such time; provided, however, that such addition shall not occur nor be required if, as of the Close of Business on such Dividend Payment Date, the Company, in its sole and absolute discretion, has settled the full amount of such Accruing Dividends in cash pursuant to this Section 3(b).

(c)

Restrictions on Dividends. The Company shall not, without the affirmative vote of the Required Holders, redeem or repurchase any equity interests ranking junior to the Series A Preferred Shares (other than the stock of employees upon the termination of such employees’ employment with the Company made in the ordinary course of business consistent with past practice) unless the Company has declared and paid in cash all unpaid Accruing Dividends pursuant to this Section 3 on the Series A Preferred Shares that have accrued immediately preceding the date of such redemption or repurchase.

(d)

Additional Dividends. In addition to Accruing Dividends, from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Shares into Common Stock at the Conversion Price and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 2 above, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. The Company shall not declare or pay any dividends on any Junior Stock or Pari Passu Stock unless the Holders of Series A Preferred Shares then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Series A Preferred Shares had been converted into shares of Common Stock pursuant to Section 4 at the then applicable Conversion Rate (as defined in Section 4(b)) immediately prior to the record date for determining the stockholders eligible to receive such dividends.

4.	Conversion of Series A Preferred Shares. Series A Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 4.

(a)

Holder’s Conversion Right. At any time or times on or after the Issuance Date, any Holder shall be entitled to convert any whole number of Series A Preferred Shares, plus the amount of any accrued but unpaid dividends (including unpaid Accruing Dividends) per Series A Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with this Section 4 at the then applicable Conversion Rate.

(b)

Conversion. The number of shares of Common Stock issuable upon conversion of each Series A Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Accrued Value
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c)	Mechanics of Conversion. The conversion of Series A Preferred Shares shall be conducted in the following manner:

(i)    Holder’s Delivery Requirements. To convert Series A Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), a Holder shall (A) transmit by electronic mail (or otherwise personally deliver), for receipt on or prior to 4:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 4(c)(vii), but without delaying the Company’s requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates, if any, representing the Series A Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the “Series A Preferred Stock Certificates”).

(ii)    Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via electronic mail, a confirmation of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the earlier of (I) the number of Trading Days comprising the Standard Settlement Period and (II) the second (2nd) Trading Day, in each case, following the date of receipt by the Company of such Conversion Notice (a “Share Delivery Date”), (1) provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate (which may be in electronic book entry form), registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.

(iii)    Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such shares of Common Stock are credited to such Holder’s or its designee’s account with DTC or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.

(iv)    Buy-In. If the Company fails, prior to the applicable Share Delivery Date, to either credit shares of Common Stock to such Holder’s or its designee’s account with DTC or deliver the applicable certificate or certificates to such Holder in accordance with Section 4(c)(ii), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Series A Preferred Shares equal to the number of Series A Preferred Shares submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely credit shares of Common Stock to such Holder’s or its designee’s account with DTC or deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Shares as required pursuant to the terms hereof.

(v)    Partial Liquidated Damages. If the Company fails to either credit shares of Common Stock to such Holder’s or its designee’s account with DTC or deliver the applicable certificate or certificates to such Holder in accordance with Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series A Preferred Shares being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such shares of Common Stock are delivered or Holder requests the reissue (if surrendered) of the Series A Preferred Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver the shares or pay the cash within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(vi)    Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series A Preferred Shares, the Company shall convert from each Holder electing to have Series A Preferred Shares converted at such time a pro rata amount of such Holder’s Series A Preferred Shares submitted for conversion based on the number of Series A Preferred Shares submitted for conversion on such date by such Holder relative to the number of Series A Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series A Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute.

(vii)    Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Shares in accordance with the terms hereof, to the extent that a Holder has been issued a physical certificate representing the Series A Preferred Shares, a Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Shares to the Company unless (A) the full or remaining number of Series A Preferred Shares represented by the certificate are being converted, in which case such Holder shall deliver such stock certificate to the Company as soon as practicable following such conversion or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Shares upon physical surrender of any Series A Preferred Shares. Each Holder and the Company shall maintain records showing the number of Series A Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Series A Preferred Shares, if any, upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series A Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Preferred Shares represented by a physical certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Shares unless such Holder first physically surrenders the certificate representing the Series A Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series A Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof. Each certificate for Series A Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vii) THEREOF. THE NUMBER OF SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES A PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d)	Mandatory Conversion at the Company’s Election.

(i)     General. If at any time, or from time to time, from and after the Issuance Date the Closing Sale Price has equaled or exceeded (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the Mandatory Conversion Measuring Period) the Conversion Price for at least twenty (20) of any thirty (30) consecutive Trading Days (a “Mandatory Conversion Measuring Period”) immediately preceding the date the Company delivers to the applicable Holders of Series A Preferred Shares a mandatory conversion notice (a “Mandatory Conversion Notice”), the number of Series A Preferred Shares specified in the Mandatory Conversion Notice shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Accrued Value per Series A Preferred Share, divided by the Conversion Price then in effect (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 4(d) by delivering a Mandatory Conversion Notice within not more than one (1) Trading Day following the end of such Mandatory Conversion Measuring Period (the date all Holders received (or, in accordance with Section 9(f) of the Securities Purchase Agreement, are deemed to have received) such notice is referred to as a “Mandatory Conversion Notice Date”). Each Mandatory Conversion Notice shall be irrevocable. Each Mandatory Conversion Notice shall state (A) the Trading Day on which the applicable Mandatory Conversion shall occur, which Trading Day shall be the earlier of (I) the number of Trading Days comprising the Standard Settlement Period and (II) the second (2nd) Trading Day, in each case, following the applicable Mandatory Conversion Notice Date (a “Mandatory Conversion Date”); (B) the aggregate number of Series A Preferred Shares which the Company has elected to be subject to such Mandatory Conversion from such Holder and all other Holders pursuant to this Section 4(d); and (C) the number of shares of Common Stock to be issued to such Holder on the applicable Mandatory Conversion Date. Notwithstanding anything to the contrary in this Section 4(d), until the applicable Mandatory Conversion has occurred, the Series A Preferred Shares subject to the Mandatory Conversion may be converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 4(c). All Series A Preferred Shares converted by a Holder after a Mandatory Conversion Notice Date but prior to the related Mandatory Conversion Date shall reduce the number of Series A Preferred Shares required to be converted on the related Mandatory Conversion Date, unless such Holder otherwise indicates in a Conversion Notice.

(ii)    Pro Rata Conversion Requirement. If the Company elects to cause a Mandatory Conversion pursuant to Section 4(d)(i), then it must simultaneously take the same action in the same proportion with respect to all Series A Preferred Shares. If the Company elects a Mandatory Conversion of the Series A Preferred Shares pursuant to Section 4(d)(i) with respect to less than all of the Series A Preferred Shares then outstanding, then the Company shall require conversion of a number of Series A Preferred Shares from each Holder equal to the product of (A) the aggregate number of Series A Preferred Shares which the Company has elected to cause to be converted pursuant to Section 4(d)(i), multiplied by (B) the fraction, the numerator of which is the sum of the aggregate number of Series A Preferred Shares then held by such Holder and the denominator of which is the aggregate number of Series A Preferred Shares then-outstanding.

(e)	[RESERVED]

(f)

Transfer Taxes. The issuance of shares of the Common Stock on conversion of the Series A Preferred Shares shall be made without charge to the Holders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares of Common Stock.

(g)	Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 4(g).

(i)    Voluntary Adjustment By Company. The Company may at any time, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(ii)    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 4(g)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)    Other Events. If any event occurs of the type contemplated by the provisions of this Section 4(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board will make an appropriate adjustment in the Conversion Price, as mutually determined by the Board and the Required Holders, so as to protect the rights of the Holders; provided that no such adjustment pursuant to this Section 4(g)(iii) will increase the Conversion Price as otherwise determined pursuant to this Section 4(g).

(iv)    Calculations. All calculations under this Section 4(g) shall be made to the nearest cent.

(h)	Notices.

(i)    Promptly upon any adjustment of the Conversion Price pursuant to Section 4(g), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii)     The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii)    The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Liquidation Event will take place; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(i)

Pre-Delivery of Common Stock. Notwithstanding anything to the contrary herein, with the prior written consent of a Holder, the Company may at any time or from time to time deliver shares of Common Stock to such Holder and such shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the delivery thereof to such Holder) shall be used to offset any requirement thereafter to deliver shares of Common Stock hereunder to such Holder.

5.	Redemption. The Company may not redeem any of the outstanding Series A Preferred Shares.

6.

Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

7.	Reservation of Shares.

(a)

Required Reserve. The Company shall have sufficient authorized and unissued shares of Common Stock for each then-outstanding Series A Preferred Share equal to 100% of the number of shares of Common Stock necessary to effect the conversion of such Series A Preferred Share at the then applicable Conversion Rate. The Company shall, so long as any of the Series A Preferred Shares are outstanding, take all reasonable action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series A Preferred Shares then outstanding (with the actions set forth in Section 7(b) being deemed reasonable and necessary); provided that at no time shall the number of shares of Common Stock so reserved be less than 100% of the number of shares of Common Stock for which the Series A Preferred Shares are at any time convertible (the “Required Reserve Amount”).

(b)

Insufficient Authorized Shares. If at any time while any of the Series A Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series A Preferred Shares then outstanding (with the actions set forth in this Section 7(b) being deemed reasonable and necessary). Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

8.	Voting Rights. Except as required by applicable law and set forth in this Certificate of Designations, the Series A Preferred Shares shall not have any voting rights.

9.

Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series A Preferred Shares, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

10.

Negative Covenants. Until all of the Series A Preferred Shares have been converted, repurchased or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of the Required Holders, directly or indirectly:

(a)

create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock that is Pari Passu Stock or ranks senior to the Series A Preferred Shares in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event;

(b)

increase or decrease the authorized number of directors constituting the Board, or, unless otherwise approved by at least one of the Preferred Directors (as defined in the Securities Purchase Agreement), change the composition or charter of any committee of the Board if such change would alter, impair or impact the participation rights of any Preferred Directors; or

(c)	agree or commit to do any of the foregoing.

11.

Vote to Change the Terms of or Issue Series A Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Amended and Restated Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend, alter or repeal any provision of, or add any provision to, the Amended and Restated Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Shares, regardless of whether any such action shall be by means of amendment to the Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise, other than to effect the Reverse Stock Split (as defined in the Securities Purchase Agreement); (b) increase or decrease the authorized number of shares of Series A Preferred Shares; (c) amend or waive any provision of the Certificate of Designations with respect to the Series A Preferred Shares or (d) circumvent a right of the Series A Preferred Shares; provided, further, that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder. Any amendment or waiver to this Certificate of Designations made in conformity with the provisions of this Section 11 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

12.	General Provisions.

(a)

In addition to the above provisions with respect to Series A Preferred Shares, such Series A Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Amended and Restated Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b)	Any Series A Preferred Shares which are converted, repurchased or otherwise satisfied shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(c)

Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(d)

Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided, that a Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with no less than two (2) Business Days prior written notice setting out such request and such Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amounts due under the Transaction Documents which is not paid within three (3) Business Days of the time such amount is due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve percent (12.0%) per annum from the date such amount was due until the same is paid in full.

13.	Governing Law. This Certificate of Designations shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of law principles.

14.

Consent to Jurisdiction; Service of Process and Venue. Any legal action or proceeding with respect to this Certificate of Designations may be brought in the courts of the State of Delaware or of the United States District Court for the District of Delaware, and, the Company and each Holder hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and each Holder hereby irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by any means permitted by applicable law, including, without limitation, as set forth in Section 9(f) of the Securities Purchase Agreement. The Company and each Holder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company and each Holder expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction or laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Company or any Holder has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each of the Company and such Holder hereby irrevocably waives such immunity in respect of its obligations under this Certificate of Designations.

15.

Waiver Of Jury Trial, Etc. THE COMPANY AND EACH HOLDER HERETO HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS CERTIFICATE OF DESIGNATIONS OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Certificate of Designations or any transaction contemplated hereby, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

16.

Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if such Holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

17.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

18.	Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

19.

Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

20.

Transfer of Series A Preferred Shares. Any transfer of Series A Preferred Shares shall comply with Section 5(c)(i) of the Securities Purchase Agreement, and any attempted sale, assignment or transfer of Series A Preferred Shares made without such compliance shall be void ab initio and of no effect.

21.

Series A Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series A Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series A Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

22.

Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall, unless any provision of any Transaction Document provides otherwise with respect to the receipt or delivery of a particular notice in accordance with the terms and conditions of the Transaction Documents, within four (4) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries. For purposes of this Section 22, public disclosure of any information by a stockholder of the Company (including any filing pursuant to Section 13 or Section 16 of the Exchange Act) shall satisfy the requirement that such information be publicly disclosed by the Company.

23.

Certain Defined Terms. For purposes of this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (this “Certificate of Designations”) the following terms shall have the following meanings:

(a)

“Accrued Value” means, with respect to each Series A Preferred Share, the sum of (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Shares) (i) the then-current Stated Value plus (ii) an amount equal to the aggregate of all accrued but unpaid dividends (whether or not declared), including unpaid Accruing Dividends, on such share through and including such date.

(b)	“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(c)	“Bloomberg” means Bloomberg L.P.

(d)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last bid trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(f)

“Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(g)	“Conversion Price” means $20.00, subject to adjustment as provided herein.

(h)	“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i)

“Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on such date immediately following the Issuance Date; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series A Preferred Shares on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day (without any interest, and with any additional accumulated dividends in connection with such additional Business Day(s) being recognized in the Dividend Period commencing on such Dividend Payment Date).

(j)

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (or, in the case of the initial Dividend Period, the Issuance Date) and shall end on and include the day immediately preceding the next Dividend Payment Date.

(k)	“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(l)

“Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets, determined on a consolidated basis, of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (C) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock, or (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Issuance Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company.

(m)	“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(n)

“Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same, (ii) a consolidation or merger of the Company with or into another entity except any such consolidation or merger (in a single transaction or in a related series of transactions) involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such consolidation or merger continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such consolidation or merger at least a majority, by voting power, of the outstanding capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such consolidation or merger, the parent corporation of such surviving or resulting corporation, (iii) except as provided for in clause (ii), a Fundamental Transaction, or (iv) a sale, license, lease or transfer of all or substantially all of the Company’s assets.

(o)	“Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(p)

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q)	“Principal Market” means the Nasdaq Capital Market.

(r)	“Required Holders” means the Holders representing at least a majority of the aggregate Series A Preferred Shares then outstanding.

(s)	“SEC” means the United States Securities and Exchange Commission.

(t)	“Securities Act” means the Securities Act of 1933, as amended.

(u)	“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of July 29, 2026, by and among the Company and the investors referred to therein.

(v)

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Eligible Market with respect to the Common Stock as in effect on the date of delivery of the applicable Conversion Notice.

(w)	“Stated Value” means $1,000 plus such amounts as are added thereto from time to time in connection with the payment of Accruing Dividends pursuant to Section 3(b).

(x)	“Stockholder Approval” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(y)	“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group, in each case, other than the Holders.

(z)

“Subsidiaries” means any joint venture or entity in which the Company, directly or indirectly, owns a majority of capital stock or an equity or similar interest, including any subsidiaries formed or acquired after the Issuance Date.

(aa)

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the entire final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(bb)	“Transaction Documents” means this Certificate of Designations and the Securities Purchase Agreement.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed, as of the 12th day of November, 2026.

ACCURAY INCORPORATED

By:	/s/ Steve La Neve

Name: Steve La Neve

Title: Chief Executive Officer

EXHIBIT I

ACCURAY INCORPORATED

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Accuray Incorporated (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), of Accuray Incorporated, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series A Preferred Shares to be converted:

Stock certificate no(s). of Series A Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Please check the following box if the Conversion Price is being determined by:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Preferred Shares are being converted to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address:

Telephone Number:

☐ Check here if requesting delivery by DWAC as follows:

DTC Participant:

DTC Number:

Account Number:

☐ Check here if requesting delivery by book-entry only registration through the DTC’s Direct Registration System (DRS):

Issue to:

Address:

Telephone Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare Inc. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated ____________________, 2026 from the Company and acknowledged and agreed to by Computershare Inc.

ACCURAY INCORPORATED

By:

Name:

Title: